Exhibit 10.1

settlement AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of May 15, 2018, by and between Resolute Energy Corporation (the “Company”) and Monarch Energy Holdings LLC and Monarch Alternative Capital LP (collectively, “Investor”) (the Company and Investor each a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, Investor has nominated a slate of individuals for election to the Company’s board of directors (the “Board”) at the 2018 Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “2018 Annual Meeting”) and communicated with the Company concerning other matters;

WHEREAS, the Company and Investor each desire (1) that the Company increase the size of the Board and appoint the three (3) new members effective upon the execution of this Agreement; (2) that the 2018 Board Nominees (as defined below) be re-elected at the 2018 Annual Meeting; and (3) that the Board submit for approval by the Company’s stockholders at the 2018 Annual Meeting an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the structure of the Board such that all directors will stand for election on an annual basis, as provided herein; and

WHEREAS, the Company and Investor have each determined to come to agreement with respect to the foregoing and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.Board Composition and Related Matters.

(a)Effective as of the execution of this Agreement, Investor, on behalf of itself and its Affiliates (as defined in Section 16), hereby agrees that it shall not, and that it and any of its Affiliates shall not (and shall use reasonable best efforts to cause its Associates (as defined in Section 16) not to), (i) nominate or recommend for nomination any person for election at the 2018 Annual Meeting, directly or indirectly; (ii) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting, directly or indirectly; (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2018 Annual Meeting, directly or indirectly; or (iv) publicly or privately encourage or support any other stockholder to take, or support in the taking of, any of the actions or matters described in this Section 1(a).  Effective as of the execution of this Agreement, Investor hereby irrevocably withdraws the Notice of Stockholder Nominations of Individuals for Election as Directors at the 2018 Annual Meeting of Stockholders of Resolute Energy Corporation submitted to the Company on February 8, 2018.

(b)Effective as of the execution of this Agreement, in accordance with the Company’s Certificate of Incorporation and applicable Delaware law, and pursuant to the amended and restated by-laws of the Company, (i) the Board shall be increased in size to eleven (11) members (from eight (8) members), (ii) each of Joseph Citarrella (Mr. Citarrella, or any replacement appointed under Section 2 of this Agreement, the “Monarch Designee”), Wilkie S. Colyer, Jr. and Robert J. Raymond

shall be appointed to the Board to fill the resulting vacancies from the increase of the size of the Board, with Mr. Citarrella being appointed to the class of directors whose term expires at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”), and with Messrs. Colyer and Raymond being appointed to the class of directors whose term expires at the 2020 annual meeting of stockholders (the “2020 Annual Meeting”), (iii) the Board shall nominate Nicholas J. Sutton, Gary L. Hultquist and Janet W. Pasque (collectively, the “2018 Board Nominees”) as directors for election to the Board at the 2018 Annual Meeting, (iv) the Company shall recommend, support and solicit proxies at the 2018 Annual Meeting for the re-election of the 2018 Board Nominees, (v) the Board shall not knowingly take any action to, or knowingly support any person or committee who is seeking to, increase the size of the Board above eleven (11) directors at any time prior to the Expiration Date without approval of the Monarch Designee, (vi) the Board shall not change the classes on which the directors or, if applicable, their replacements serve (except pursuant to the Declassification Amendment (as defined below) set forth herein) without approval of the Monarch Designee and (vii) the Company shall use its reasonable best efforts to hold the 2018 Annual Meeting no later than June 20, 2018.

(c)Each of the Company and Investor agrees and acknowledges that the Monarch Designee (i) shall be required to, for so long as the Monarch Designee serves on the Board, comply with (and shall also be entitled to all rights and benefits under) all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-executive members of the Board (including, without limitation, as to confidentiality) as may be in effect from time to time (collectively, the “Company Policies”) and that are not discriminately targeted towards, or selectively enforced against, the Monarch Designee, copies of the current versions of which have been provided to the Monarch Designee, (ii) shall have the same rights and benefits, including with respect to insurance, indemnification (including indemnification agreements), exculpation, compensation and fees, as are applicable to all non-executive directors of the Company, and (iii) has completed the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required to be completed by the Company’s other non-management directors in connection with the election of Board members.  The Company confirms that, as of the date hereof, based upon the information provided to Board pursuant to clause (iii) of the immediately preceding sentence, the Board is not aware of any conflict of interest that would render Mr. Citarrella ineligible, under the Company’s conflict of interest policy contained in its Code of Business Conduct and Ethics (or any other conflict of interest policy) to serve as a director of the Company.  The Parties agree and acknowledge that any share ownership requirement imposed upon the Monarch Designee under the Director and Officer Share Ownership Guidelines (or other Company Policy) may be satisfied by ownership of shares by the Monarch Designee, by Investor or an Affiliate of Investor or by any combination thereof.

(d)Provided that the obligations in Section 1(e) are in full force and effect, Investor agrees to appear in person or by proxy at the 2018 Annual Meeting and to vote, or cause to be voted, (x) all shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), beneficially owned by Investor or its Affiliates as of May 7, 2018, which the Board has set, and agrees to use its reasonable best efforts to keep, as the record date for the determination of stockholders entitled to receive notice of and to vote at the 2018 Annual Meeting (the “Record Date”) and (y) all other shares of the Common Stock over which Investor has voting power at the 2018 Annual Meeting (i) in favor of the Declassification Amendment (as defined below), (ii) in favor of the 2018 Board Nominees, (iii) in favor of the Company’s “say on pay” proposal with regard to compensation paid to the Company’s Named Executive Officers; and (iv) in favor of the ratification of the Company’s appointment of KPMG LLP as its independent registered public accounting firm for the 2018 fiscal year.

(e)From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this Section 1(e) terminate as provided herein, Investor agrees that, unless consented to by the Company or permitted by this Agreement, neither it nor any of its Affiliates will (and it shall use reasonable best efforts to cause its Associates not to), directly or indirectly, in any manner (whether through third parties or otherwise), other than, in each of clauses (i) – (v), in support of and in favor of the election of all of the 2018 Board Nominees and the other matters referred to in this Section 1(e):

(i)solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or assist any person not a Party to this Agreement (other than Affiliates or Associates of Investor who are subject to the restrictions of this Agreement) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Common Stock (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(ii)advise, encourage, support or influence any person with respect to the voting of any securities of the Company at the 2018 Annual Meeting, 2019 Annual Meeting or any special meeting of stockholders, or seek to do so (other than such encouragement, advice or influence that is consistent with the Company’s recommendation in connection with such matter);

(iii)seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors or with respect to the submission of any stockholder proposal;

(iv)other than as provided in this Agreement, seek, alone or in concert with others, representation on the Board; and

(v)seek or request permission to do any of the foregoing, make any request to amend, waive or terminate any provision of this Section 1 (including, without limitation, this Section 1(e)), or make or seek permission to make any public announcement with respect to any of the foregoing; provided that Investor may make a confidential request to the Chairman or to the Chief Executive Officer that the Company amend or waive the terms of this Agreement in a manner that would not be reasonably likely to require public disclosure by the Company or Investor;

provided that the restrictions in this Section 1(e) shall terminate automatically upon the earliest of (i) upon five (5) Business days’ prior written notice delivered by Investor to the Company (x) a failure to appoint the Monarch Designee in accordance with Section 1, (y) a failure to appoint a Replacement Designee (as defined below) if, as and when required by Section 2 or (z) a material breach by the Company of its obligations in Section 1(b)(v) or (vi)), but, in each of cases (x), (y) or (z), only if such failure or breach has not been cured within such notice period, (ii) such time as the Company issues a preliminary proxy statement, definitive proxy statement or other public communication in connection with the 2018 Annual Meeting that materially misstates the terms of this Agreement in a manner that is materially adverse to Investor and is not cured within five (5) Business days or (iii) the Expiration Date.

(f)Subject to the foregoing, prior to the Termination Date, each Party agrees that neither it nor any of its Affiliates will (and it shall use reasonable best efforts to cause its Associates not to) act, alone or in concert with others, to make or cause to be made (1) any disparaging public statement, (2) any disparaging statement that would reasonably be expected to enter the public domain (including: (A) in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or any other governmental agency, (B) in any press release or other publicly available format, or

(C) to any analyst, journalist or member of the media (including, without limitation, in a television, radio, newspaper or magazine interview), or otherwise), or (3) any disparaging statement to any investor in or stockholder of the Company about the other Party or its or their respective principals, directors, management, members, general partners, officers or employees or about the conduct by any of the foregoing of the business of the Company (in the case of a statement by Investor or an Affiliate or Associate) or of Investor (in the case of a statement by the Company or an Affiliate or Associate).

Nothing in Section 1(e) or Section 1(f) shall (1) prevent the Parties or any of their respective Affiliates from (w) bringing litigation to enforce the provisions of this Agreement, (x) making counterclaims with respect to any proceeding initiated by, or on behalf of, a Party or its Affiliates against the other Party hereto or its Affiliates, (y) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement; or (z) exercising statutory appraisal rights; (2) restrict the ability of any Person (x) to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, or (y) to respond proportionately to any statement made by the other Party or any of its Affiliates, managing members, directors, officers, advisory board members, partners (other than partners who are solely limited partners), employees, agents or representatives which, in the reasonable view of outside counsel, is in violation of Section 1(f); (3) prevent Investor or any of its Affiliates from making public or private statements commenting on any Extraordinary Transaction (including any statement stating whether Investor is in favor of or against any potential Extraordinary Transaction) announced by or in respect of the Company; or (4) prohibit the Monarch Designee from (x) voting for or against any matter or making any statement at any meeting of the Board or of any committee thereof, or (y) making any private statement to any executive officer of the Company or any other director of the Company, in each case, in his capacity as a director.

2.Replacement Monarch Designee.  During the term of this Agreement, the Company shall not take any action to remove, or cause to be removed, the Monarch Designee other than for cause (as such term has been interpreted under the laws of Delaware for purposes of Section 141(k) of the Delaware General Corporation Law).  In the event of the Monarch Designee’s death, incapacity or resignation due to bona fide cessation to be an employee or an Affiliate of Investor at any time prior to the Termination Date, the Company agrees that Investor shall have the right to select a replacement candidate who is reasonably acceptable to the Company after the Company has conducted its ordinary course interview process for directors of the Company (and the Company hereby acknowledges that, as of the date of this Agreement, Patrick Bartels is reasonably acceptable to the Company).  The Company shall appoint such replacement candidate (the “Replacement Designee”) to replace the departing Monarch Designee, with such Replacement Designee to be appointed to the Board and on each committee of the Board on which the departing Monarch Designee served, if any, in substitution for such Monarch Designee to serve the unexpired term of the departed Monarch Designee and the Replacement Designee shall be considered a Monarch Designee for all purposes of this Agreement.  If the proposed Replacement Designee is not reasonably acceptable to the Company, Investor shall have the right to submit another proposed Replacement Designee to the Company for its reasonable approval.  Investor shall have the right to continue submitting the name of a proposed Replacement Designee to the Company for its reasonable approval until the Company so approves such Replacement Designee, at which time such Person shall be appointed as the Replacement Designee in substitution for such Monarch Designee.  The Company agrees that upon Investor’s request to approve a proposed Replacement Designee, it shall grant or withhold its reasonable approval as promptly as practicable, subject to the Company promptly conducting its ordinary course interview process for directors of the Company.

3.Transfer.  From the date of this Agreement through the completion of the 2018 Annual Meeting, (i) Investor agrees not to transfer or dispose of (other than to its Affiliates) voting power over any shares of its Common Stock and (ii) Investor agrees not to engage in any trading in or with respect to the Common Stock of the Company that would have the effect of reducing the net voting power of Investor and its Affiliates with respect to the election of directors at the 2018 Annual Meeting below the voting power of the shares of its Common Stock.

4.Press Release.  Promptly following the execution of this Agreement, the Company will issue a press release in the form attached as Exhibit A hereto  (the “Agreed Press Release”) announcing this Agreement.  The Parties shall not make any public announcement or public statement that is inconsistent with or contrary to the statements made in the Agreed Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party (not to be unreasonably withheld).

5.Stockholder Vote at the 2018 Annual Meeting.  The Board will submit for approval by the Company’s stockholders at the 2018 Annual Meeting an amendment to the Company’s Certificate of Incorporation to authorize the declassification of the Board (the “Declassification Amendment”).  Pursuant to such amendment, if approved by the Company’s stockholders at the 2018 Annual Meeting, commencing with the 2018 Annual Meeting, each director elected at such meeting, and each director elected at each future annual meeting, shall be elected for a one-year term such that, commencing with the 2020 Annual Meeting, all directors shall be elected annually.  If the Declassification Amendment is approved by the Company’s stockholders at the 2018 Annual Meeting, the Company will not alter the classes to which directors are assigned if the result of any such alteration would be that less than a majority of the directors of the Board stand for election at the 2019 Annual Meeting.

6.Non-Disclosure Agreement.  Upon execution of this Agreement, the Company and Investor will enter into a customary Non-Disclosure Agreement regarding any non-public information that may be received by Investor following the appointment of the Monarch Designee to the Board, as mutually agreed upon by the Company and Investor.

7.Financial Advisors.  As promptly as reasonably practicable following the execution and delivery of this Agreement, the Board shall engage each of Petrie Partners, LLC and Goldman Sachs & Co. LLC (the “Advisors”) on customary and reasonable terms to assist the Company in a review of the Company’s business plan, competitive positioning, and potential strategic alternatives, including potential merger, sale or business combination alternatives.  Pursuant to these engagements, the Advisors will provide financial advisory services, including assisting the Company in: (a) analyzing and evaluating the business, operations and financial position of the Company; (b) assisting in assessing the availability of and attractiveness of various potential strategic alternatives; and (c) should the Board determine to pursue any particular alternative, providing advice and assistance to the Company in connection therewith.  Promptly following (but no later than ten (10) Business days from the date hereof), the Board shall hold a meeting (which may be telephonic) to discuss and confirm the parameters of the Advisors’ engagement, and the Advisors shall provide the Board with updates on the status and progress of their work periodically thereafter.  The Advisors shall be instructed to endeavor to complete their work not later than six (6) weeks from commencement, and the Board shall meet to receive a presentation of the Advisors’ work and to discuss and deliberate thereon not later than the Board’s regularly scheduled August Board meeting.

8.Board Committee Membership.  The Company represents that, as of the date hereof, the only Board committees are the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee. The Board shall not form an Executive Committee, strategy, transaction or other similar committee or committee with a mandate concerning strategy, strategic alternatives, financing (other than pricing) or transactions (of the Board or any other committee) unless the Monarch Designee is offered the opportunity to be a member thereof.  Subject to the foregoing sentence, all formal Board consideration of strategic alternatives for the Company (including, without limitation, any Extraordinary Transactions) will take place only at the full Board level or by a committee thereof formed for such purpose after the date hereof, of which, for the avoidance of doubt, the Monarch Designee is offered the opportunity to be, and becomes, a member.

9.Representations and Warranties of the Company.  The Company represents and warrants to Investor that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

10.Representations and Warranties of Investor.  Investor represents and warrants to the Company that this Agreement (a) has been duly authorized, executed and delivered by Investor, is a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (b) the execution, delivery and performance of this Agreement by Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Investor, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Investor is a party or by which it is bound.

11.Fees and Expenses.  The Company shall be responsible for reimbursing Investor for its reasonable and documented fees and expenses incurred by Investor prior to the date hereof in connection with the execution and delivery of this Agreement by Investor and its related prior activities; provided that in no event shall the Company be required to reimburse Investor an amount equal to more than $400,000.

12.Specific Performance; Remedies.  Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach.  Accordingly, the Parties hereby agree that in the event of any breach or threatened breach by one of the Parties of any of its respective covenants or obligations set forth in this Agreement, the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.  Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement; provided, however, that nothing in this Agreement shall prevent a Party from raising equitable defenses in any such proceeding.  Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms of this Agreement by way of equitable relief.

13.Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid, enforceable and substantively consistent term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

14.Notices.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (iii) one (1) Business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Resolute Energy Corporation

1700 Lincoln Street, Suite 2800

Denver, Colorado  80203

Facsimile No.:  (303) 623-3628

Attention:  Michael Stefanoudakis, Executive Vice President, Corporate Development/Strategy, General Counsel and Secretary (MStefanoudakis@resoluteenergy.com)

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York  10019

Facsimile No.:  (212) 403-2000

Attention:  Mark Gordon, Esq. (MGordon@wlrk.com)

Arnold & Porter LLP

370 Seventeenth Street, Suite 4400

Denver, Colorado  80202

Facsimile No.: (303) 832-0428

Attention: Ron Levine, Esq. (ron.levine@arnoldporter.com)

If to Investor:

Monarch Energy Holdings LLC

c/o Monarch Alternative Capital LP

535 Madison Avenue

New York, New York  10022

Facsimile No.:  (212) 554-1701

Attention:  Michael Kelly, Esq. (Michael.Kelly@monarchlp.com)

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York  10019

Facsimile No.:  (212) 728-9968

Attention:  Mark Cognetti, Esq. (mcognetti@willkie.com)

Tariq Mundiya, Esq. (tmundiya@willkie.com)

Michael Brandt, Esq. (mbrandt@willkie.com)

15.Applicable Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).  Any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be commenced in the Court of Chancery of the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court located in Delaware).  Each Party: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Delaware (and each appellate court related thereto) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.Affiliates and Associates.  The obligations of the Parties herein shall be understood to apply to each of their Affiliates.  The Parties shall cause their Affiliates and shall use reasonable best efforts to cause their Associates to comply with the terms of this Agreement; provided that, the foregoing notwithstanding, the Parties shall be severally responsible for any breach or failure to comply on the part of any of their Affiliates or Associates.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all Persons or entities that, at any time during the term of this Agreement, become Affiliates or Associates of any person or entity referred to in this Agreement (provided that (i) neither “Affiliate” nor “Associate” shall include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), (ii) any business entity of which any Monarch Designee is a member of the board of directors (or similar governing body) shall not be deemed to be an “Affiliate” of Investor or its Affiliates solely due to such relationship, unless Investor or such

Affiliate otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act), (iii) no entity shall be an Associate solely by reason of clause (1) of the definition of Associate in Rule 12b-2 if it is not otherwise an Affiliate and (iv) Investor and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, shall not be deemed to be “Affiliates” of one another).  Each of Investor and the Company shall be responsible for any breach of the terms of this Agreement by such Persons, as applicable.

17.Registration Rights Agreement.  To the extent that any director of the Company or any Person affiliated with any director of the Company holds any rights that remain effective as of the date hereof other than the Registration Rights Agreement dated September 25, 2009, among Resolute Energy Corporation and certain holders, or is granted by the Company following the date hereof, any rights with respect to the registration of any shares of equity securities of the Company or any securities convertible or exercisable into shares of any equity securities of the Company (“Registration Rights”), the Company, on the one hand, and Investor, on the other hand, shall cooperate in good faith to enter into a registration rights agreement within thirty (30) Business days of the date of this Agreement (or, with respect to any Registration Rights granted following the date hereof, promptly following the granting of any such Registration Rights) to provide Investor with such Registration Rights on terms and conditions no less favorable than those held as of the date hereof, or granted following the date hereof, as the case may be, to such director of the Company or such Person affiliated with a director of the Company.

18.Termination.  This Agreement shall terminate on the earlier of the Investor Termination Date (as defined below) or the Expiration Date (as defined below) (the date of such termination, the “Termination Date”), provided that the Company’s obligations under the last sentence of Section 5 of this Agreement shall survive until the completion of the 2019 Annual Meeting and nothing herein shall relieve any Party of liability for intentional and material breach.  Investor may elect to terminate this Agreement at any time from and after the date that is the tenth (10th) Business day prior to the expiration date of the Company’s advance notice period for the nomination of directors at the 2019 Annual Meeting (such tenth (10th) prior Business day, the “Trigger Date”), which Trigger Date shall only be deemed to refer to the notice period as established by the amended and restated by-laws of the Company and shall not, in any event, be deemed to refer to the date for submission of stockholder proposals as established by Rule 14a-8 under the Exchange Act.  Such election to terminate shall be effective upon receipt by the Company of written notice of Investor’s election to so terminate (or such later date as is set forth in such notice), which written notice to be valid shall acknowledge the immediate effectiveness of the Monarch Designee Resignation or include the executed, irrevocable, immediately-effective resignation of the Monarch Designee (the date of such effectiveness, the “Investor Termination Date”), and thereafter this Agreement shall be of no further force and effect other than the effectiveness of the Monarch Designee Resignation and as otherwise set forth in this Section 18.

19.Certain Other Defined Terms.  “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.  “Beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(1) promulgated under the Exchange Act.  “Business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.  “Expiration Date” means the day on which the 2019 Annual Meeting is held.  “Extraordinary Transaction” means (i) any tender or exchange offer (by a Person other than Investor or an Affiliate thereof) which, if consummated, would result in the acquisition by any Person or group of more than 50% of the outstanding Common Stock of the Company, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer, or (ii) any merger, consolidation, acquisition, business combination, recapitalization, reorganization, restructuring, liquidation, dissolution, sale or other similar transaction outside the ordinary course of business, in each case, involving the Company or any of its subsidiaries or its or their securities or assets that would result in the acquisition by any Person or group of more than 50% of the Common Stock or assets of the Company.  “Monarch Designee Resignation” means the resignation letter, attached hereto as Exhibit B, executed by the Monarch Designee (it being understood that any Replacement Designee shall execute such letter as a condition the effectiveness of his or her appointment to the Board), providing for the resignation of the Monarch Designee effective as of the occurrence of the Investor Termination Date.

20.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party (including by means of electronic delivery or facsimile).  The paragraph headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

21.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third-Party Beneficiaries.  This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties.  No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Time is of the essence in the performance of this Agreement.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to either Party, the prior written consent of the other Party.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

22.Interpretation.  Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.  Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.  The term “including” shall in all instances be deemed to mean “including without limitation.”

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first above written.

RESOLUTE ENERGY CORPORATION

By:	/s/ Richard F. Betz
Name: Richard F. Betz
Title: Chief Executive Officer

MONARCH ALTERNATIVE CAPITAL LP

By:	MDRA GP LP, its general partner
By:	Monarch GP LLC, its general partner

By:	/s/ Chris Santana
Name: Chris Santana
Title: Member

MONARCH ENERGY HOLDINGS LLC

By:	MOF Management LLC, its Manager

By:	/s/ Chris Santana
Name: Chris Santana
Title: Authorized Person